UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2010

EZCORP, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19424	74-2540145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer
Identification No.)
1901 Capital Parkway, Austin, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 314-3400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e)	As reported in the company’s Current Report on Form 8-K filed May 21, 2010, Brad Wolfe, formerly Senior Vice President and Chief Financial Officer (principal financial officer), left the company effective May 17, 2010. In connection with Mr. Wolfe’s departure, the company and Mr. Wolfe have entered into a Separation Agreement and Release (the “Separation Agreement”), a copy of which is attached as Exhibit 99.1. The Separation Agreement provides that Mr. Wolfe will receive severance payments equal to (a) the amount of salary he would have received had he remained an employee of the company through January 31, 2011 and (b) 60% of the incentive bonus he would have otherwise earned for fiscal 2010. These amounts (which are currently estimated to aggregate approximately $300,000) will be paid at the times they would otherwise have been paid had Mr. Wolfe remained an employee. In the Separation Agreement, Mr. Wolfe provided a general release of claims against the company and affirmed certain noncompetition and nonsolicitation obligations to which he is subject for a period of one year following his termination of employment. The Separation Agreement, which was approved by the Compensation Committee of the company’s board of directors, was executed by the company on May 17, 2010, and by Mr. Wolfe on May 21, 2010.
Item 9.01 — Financial Statements and Exhibits.
(d) Exhibits.
99.1	Separation Agreement and Release, dated May 17, 2010, between EZCORP, Inc. and Charles Bradford Wolfe
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.
Date: May 26, 2010	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
No.	Description of Exhibit

99.1	Separation Agreement and Release, dated May 17, 2010, between EZCORP, Inc. and Charles Bradford Wolfe

3